SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 30, 2010

BIOTIME, INC.
(Exact name of registrant as specified in its charter)

California	1-12830	94-3127919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Harbor Bay Parkway
Alameda, California 94502
(Address of principal executive offices)

(510) 521-3390
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Statements made in this Report that are not historical facts may constitute forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those discussed.  Such risks and uncertainties include but are not limited to those discussed in this report and in BioTime's Annual Report on Form 10-K filed with the Securities and Exchange Commission. Words such as “expects,” “may,” “will,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements.

Section 3 − Securities and Trading Markets

Item 3.02 − Unregistered Sales of Equity Securities.

As discussed in Item 8.01 below, two investors are purchasing 1,223,710 shares of common stock in our subsidiary Embryome Sciences, Inc. for $2,513,000 in cash.  The shares are being sold without registration under the Securities Act of 1933, as amended, in reliance upon the exemption from registration under Sections 4(2) and 4(5).

Section 8 − Other Events

Item 8.01 − Other Events.

BioTime’s subsidiary, Embryome Sciences, Inc., will develop products for cardiovascular and blood diseases using human embryonic stem (hES) cell and induced pluripotent stem (iPS) cell technology.  Embryome Sciences already has licenses for iPS technology that it plans to use in this new field of research and development, as well as its own proprietary ReCyte™ iPS technology.  BioTime will contribute to Embryome Sciences additional proprietary iPS and hES technology.  In connection with this change of focus of its research, Embryome Sciences will change its name to ReCyte Therapeutics, Inc.

BioTime expects to consolidate the stem cell research product business, previously conducted through Embryome Sciences, with the research products business conducted by BioTime’s subsidiary ES Cell International Pte Ltd. which already markets other research products such as human embryonic stem cell lines produced under GMP-compliant conditions.

BioTime will continue to provide Embryome Sciences with the use of BioTime’s office and laboratory facilities, equipment, laboratory supplies and office supplies, utility services related to the use of office and laboratory facilities, and the services of BioTime employees, contractors, and consultants, for which Embryome Sciences will pay BioTime 105% of the allocable cost.

ReCyte Therapeutics Field of Interest

The National Academy of Sciences has estimated that a potential 58 million Americans afflicted with cardiovascular disease and 30 million with autoimmune disorders could potentially benefit from stem cell-based therapies.  Combined, this 88 million US target population is one of the largest and fastest growing markets due to the aging of the baby boom population.  ReCyte Therapeutics will directly target these markets by utilizing its ReCyte™ technology to reverse the developmental aging of human cells, then to generate embryonic vascular and blood progenitors from the ReCyte cell lines for potential therapeutic use in age-related vascular and blood disorders such as coronary disease and heart failure.

ReCyte plans to develop a manufacturing process for the large scale reprogramming of human skin cells by resetting telomere length and simultaneously resetting the cell’s stage of development to the embryonic state.  The reversal of the aging of a human cell has been demonstrated in the laboratory and is described in an article entitled “Spontaneous Reversal of Developmental Aging in Normal Human Cells Following Transcriptional Reprogramming” in the peer-reviewed journal Regenerative Medicine.  The resulting cells, commonly called induced pluripotent stem (iPS) cells, are similar to human embryonic stem (hES) cells in that they have the potential to become all of the cell types in the human body.  The object of this aspect of ReCyte Therapeutics’ research and development will be to build a cost-effective manufacturing platform that will be the basis of a cell banking service, planned for launch in 2011, for reprogrammed human cells and for blood and vascular progenitors generated through ReCyte Therapeutics’ technology. Neither service in the cell banking business is expected to require lengthy FDA approval.

ReCyte will also develop iPS cells into primitive angioblasts, which are cells believed to be capable of reconstituting and repairing age-related changes in the vascular system. The young angioblasts will be tested in preclinical mouse models of accelerated aging to test the safety and efficacy of the cells in the repair of ischemic tissue. BioTime anticipates these phases of ReCyte’s product development will be conducted over a period of approximately 28 months.  However, the development of any therapeutic uses of the cells will require testing and approval by regulatory agencies such as the United States Food and Drug Administration.

New Equity Financing for ReCyte Therapeutics

In order to provide financing for the ReCyte Therapeutics research and development, BioTime contributed $1,500,000 in cash to Embryome Sciences, and on December 30, 2010, Embryome Sciences sold 1,119,766 shares of its common stock to two private investors for a total purchase price of $2,300,000.  One of the investors will purchase an additional 103,944 shares of Embryome Sciences common stock for an additional $213,500 at the same price per share during January 2011.  In total, Embryome Sciences, now known as ReCyte Therapeutics, will have sold a total of 1,223,710 shares of common stock to the new investors for $2,513,500, and with the $1,500,000 of funding provided by BioTime, ReCyte Therapeutics will have $4,013,500 in new equity financing.

Upon completion of the sale of Embryome Sciences stock, BioTime will retain ownership of approximately 95.15% of the Embryome Sciences common stock outstanding.  Embryome Sciences has also adopted a stock option plan under which it may issue up to 4,000,000 shares of its common stock to its and BioTime’s officers, directors, employees, and consultants.

Section 9 − Financial Statements and Exhibits

Item 9.01 − Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press release dated January 3, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTIME, INC.

Date: January 3, 2011	By:	/s/ Robert W. Peabody
Robert W. Peabody, Senior Vice President, Chief Operating Officer and
Chief Financial Officer

Exhibit Number	Description
99.1	Press release dated January 3, 2011

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